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                                                                  Exhibit 10.16




                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of March 31, 2001 (the "EFFECTIVE DATE") by and between iStar Financial Inc., a Maryland corporation (together with its successors and assigns, the "Company"), and Jay Sugarman ("EXECUTIVE").

                           W I T N E S S E T H  T H A T

         WHEREAS, Executive has been employed as Chief Executive Officer of the Company pursuant to an employment agreement made as of May 20, 1999 between Executive and an affiliate of the Company (the "OLD AGREEMENT"); and

         WHEREAS, the Company wishes to provide for the continued employment by the Company of Executive, and Executive wishes to continue to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, Executive and the Company (the "PARTIES") hereby agree as follows:

         1. EMPLOYMENT PERIOD. The Company shall continue to employ Executive, and Executive shall continue to serve the Company, on the terms and conditions set forth in this Agreement. The term of Executive's employment under this Agreement shall be deemed to have commenced as of the Effective Date and, unless earlier terminated in accordance with Section 5, shall continue through the later of March 30, 2004 and the first anniversary of the last "Change of Control" (as defined in Section 7(a)) that occurs on or before March 30, 2004 (the "INITIAL EMPLOYMENT PERIOD"). Upon the expiration of the Initial Employment Period and upon each anniversary thereof, the term of Executive's employment hereunder, if not previously ended, shall automatically be extended for an additional employment period of one year, subject to earlier termination in accordance with Section 5 (collectively, the "ADDITIONAL EMPLOYMENT PERIOD"), unless either Party shall have given written notice to the other Party of its decision not to extend the Initial Employment Period or to further extend the Additional Employment Period at least ninety (90) days prior to the scheduled expiration of the Initial Employment Period or the Additional Employment Period, as the case may be.

         2. POSITION AND DUTIES.

            (a) During the term of his employment hereunder (the "TERM"), Executive shall serve as Chief Executive Officer of the Company and (subject to Executive's re-election to the Board of Directors of the Company (the "BOARD") by the Company's shareholders) as a member of, and the Chairman of, the Board. Executive shall have the

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authorities, duties and responsibilities that are customarily assigned to the chief executive officer and chairman of the board of a company of the size and nature of the Company; and shall have such other duties and responsibilities, not inconsistent therewith, as may from time to time reasonably be assigned to him by the Board. The Company shall use all reasonable efforts to maintain Executive as a member of, and Chairman of, the Board, and as Chief Executive Officer of the Company, throughout the Term. Executive agrees that upon the termination of his employment as Chief Executive Officer of the Company, his chairmanship of, and membership on, the Board shall immediately and automatically terminate and he shall promptly execute any documents evidencing such termination that the Company may reasonably request him to execute.

            (b) In his capacity as Chief Executive Officer of the Company, Executive shall report solely and directly to the Board. All other senior executives of the Company shall, during the Term and unless Executive otherwise directs, report directly to Executive.

            (c) During the Term, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall perform, faithfully and diligently, his duties and responsibilities hereunder. It shall not be considered a violation of the foregoing for Executive to: (i) serve on corporate, industry, civic, social or charitable boards or committees or engage in charitable activities and community affairs; (ii) accept and fulfill a reasonable number of speaking engagements; (iii) manage his own personal investments and affairs; and/or (IV) engage in business activities, consistent with past practice, involving one or more of Starwood Capital Group, L.L.C., Starwood Capital Group, L.P., their affiliates, and related parties (collectively, "STARWOOD ENTITIES"); provided that the foregoing activities do not materially interfere with the performance of Executive's responsibilities hereunder.

            (d) Executive agrees to discharge his duties and obligations under this Agreement in accordance with such reasonable policies, consistent with the express terms of this Agreement, as the Company may from time to time (either before or after the Effective Date) adopt and communicate to Executive.

            (e) During the Term, Executive's principal office, and principal place of employment, shall be at the Company's principal executive offices in Manhattan.

         3. COMPENSATION.

            (a) BASE SALARY. During the Term, Executive shall receive a base salary ("BASE SALARY") at a rate of $1,000,000 per annum, subject to upward (but not downward)


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adjustment by the Board, or its compensation committee (the "COMPENSATION
COMMITTEE"), in their sole discretion. The Base Salary shall be paid in accordance with the Company's customary payroll practices for its senior executives.

            (b) ANNUAL BONUS. Executive shall, to the extent provided in this
Section 3(b), be entitled to receive an annual incentive award in respect of each fiscal year of the Company that ends during the Term. Executive's target annual incentive award for any such year shall equal the amount of the Base Salary earned by Executive in respect of such year, which amount shall be deemed to be $1,000,000 for calendar year 2001. Such target annual incentive award shall be awarded for a fiscal year if specified levels of performance are achieved for such year, which levels the Compensation Committee shall have established in good faith and in consultation with Executive, with performance measured solely against one or more of the following criteria: EPS, EBITDA, loan rating, volume of loan origination, attainment of strategy/personnel development goals and such other objective or subjective criteria as the Compensation Committee shall have selected in good faith and in consultation with Executive. To the extent that the actual performance for a fiscal year, so measured, falls short of (or exceeds) the specified levels so established, a lesser (or greater) amount--but in no event more than 200% of the target annual incentive award for such year--shall be awarded to the extent provided under a formula that the Compensation Committee shall have established for such year in good faith and in consultation with Executive. The Compensation Committee shall, in good-faith consultation with Executive, select the performance criteria, establish the target levels of performance, and establish the formula for awards above and below the target level, for any fiscal year prior to the sixtieth
(60th) day of such fiscal year (except in the case of fiscal year 2001, for which the day shall be July 15, 2001). Executive shall be paid his annual incentive award (if any) for a fiscal year no later than the earlier of (x) the date that other senior executives of the Company are paid their annual incentive awards (if any) for such year and (y) the sixtieth (60th) day following the last day of such year; provided that any amount otherwise payable for such year pursuant to this Section 3(b) shall be reduced (but not below zero) by the aggregate amount of all dividend equivalents received by Executive during such year pursuant to Section 4(h), and provided further that payment may be deferred, upon Executive's prior written election, in accordance with any compensation deferral program of the Company then available to Executive or to senior executives of the Company generally.

            (c) STOCK OPTION GRANT. The Company confirms that on March 2, 2001, the Company granted to Executive a ten-year option to purchase 750,000 shares of the Company's common stock ("COMMON STOCK") at an exercise price of $19.69 per share. Concurrently with the execution of this Agreement, the parties shall memorialize this prior option grant by entering into an agreement in substantially the form attached hereto as Exhibit A.

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            (d) FRINGE BENEFITS.

                  (i) REIMBURSEMENT OF EXPENSES AND ADMINISTRATIVE SUPPORT. The Company shall promptly pay or reimburse Executive, upon the presentation of appropriate documentation of such expenses, for all reasonable travel and other expenses incurred by Executive in the course of performing services for or on behalf of the Company. The Company further agrees to furnish Executive with office space, administrative support and any other assistance and accommodations as shall be reasonably required by Executive in the performance of services for or on behalf of the Company.

                  (ii) PARTICIPATION IN BENEFIT PLANS. Executive shall be entitled to participate, during the Term, in all welfare and retirement benefit plans, programs and arrangements that are generally available to senior executives of the Company, including but not limited to qualified and non-qualified pension and retirement plans, supplemental pension and retirement plans, group hospitalization, health, medical, vision, dental care, death benefit, disability, and post-retirement welfare plans, and other present and future welfare and retirement benefit plans, programs and arrangements (collectively, the "BENEFIT PLANS"), on no less favorable terms than those that apply to other senior executives of the Company generally. Executive shall be credited with seven years of deemed service prior to the Effective Date, as well as with his actual service on and after the Effective Date, for purposes of determining his entitlements and benefits under any such Benefit Plans; provide that in the event that the grant of such deemed service would cause any of the Benefit Plans to lose its tax qualified or tax favored status, the Executive shall receive the after-tax cash equivalent of such benefit in lieu thereof. For avoidance of doubt, the foregoing shall not be construed as a guaranty of, or as an obligation on the part of the Company to provide, any future awards (including, but not limited to, stock options, restricted stock, phantom shares, or other performance awards) under any Company incentive plan from time to time in effect for its senior executives or other employees.

                  (iii) LIFE INSURANCE. In addition to and without limiting the generality of the foregoing, the Company shall promptly obtain, and thereafter maintain, a term life insurance policy on Executive's life in the face amount of $10,000,000, which policy shall be owned by Executive or his designee, from a nationally-recognized insurance carrier reasonably acceptable to Executive. Upon termination of Executive's employment with the Company for any reason, the Company shall have no further obligation to pay premiums on such policy.

                  (iv) VACATION. During the Term, Executive shall be entitled to four weeks' paid vacation per annum. Executive shall not be entitled to any cash payment in respect of any unused vacation time.



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                  (v) OTHER FRINGE BENEFITS AND PERQUISITES. During the Term,
Executive shall be entitled to participate in all fringe benefits and perquisites available to senior executives of the Company generally at levels, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company and shall be entitled to receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time to time provide.

         (e) OTHER RIGHTS AND BENEFITS.

                  (i) Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates for which Executive may qualify (including, without limitation, any compensation deferral plan or arrangement), nor shall anything in this Agreement limit or otherwise affect such rights as Executive may have under any contract, agreement or arrangement with the Company or any of its affiliates.

                  (ii) Without limiting the generality of Section 3(e)(i), the Company agrees to cause to be amended, as of the Effective Date, the Non-Qualified Stock Option Agreement, dated as of May 20, 1999, between Starwood Financial Advisors, L.L.C., a predecessor of the Company ("SFA"), and Executive, so that (A) all references to the Old Agreement in the preamble, Section 2.2 and
Section 4.8 of that Stock Option Agreement are instead references to this Agreement (as duly amended from time to time in accordance with its terms) or any successor thereto and (B) any termination of Executive's employment with the Company by expiration of the then scheduled term of employment is treated under that Stock Option Agreement as if it were a termination Without Good Reason by Executive. The Company further agrees to treat such Stock Option Agreement as having been so amended, whether or not such amendment is in fact made. The Company agrees to fully and promptly indemnify Executive, on an after-tax basis, for any failure by the Company to fulfill its obligations under this Section 3(e)(ii).

         4. PHANTOM SHARES.

            (a) GRANT OF PHANTOM SHARES. Effective as of the Effective Date, the Company shall grant Executive 2,000,000 phantom shares (the "PHANTOM SHARES"). Each Phantom Share shall represent one share of common stock of the Company of the class listed on the New York Stock Exchange as of the Effective Date ("COMMON STOCK"), together with any distributions of cash, securities or other property (other than ordinary-course dividends) made or declared in respect of such a share (or in respect of any security or property distributed, directly or indirectly, in respect of such a share) at any time from the Effective Date through the date on


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which such Phantom Share is settled pursuant to Section 4(f). Each Phantom Share shall be subject to the vesting and forfeiture conditions described in Sections 4(b) through 4(e).

            (b) CONTINGENT VESTING. The Phantom Shares shall become contingently vested (but shall remain subject to forfeiture until becoming fully vested pursuant to Section 4(d)) ("CONTINGENTLY VESTED") as follows:

                  (i) seventeen and one half percent (17.5%) of the Phantom Shares (I.E., 350,000 Phantom Shares) shall become Contingently Vested on the first date, no less than sixty (60) calendar days after the Effective Date, on which the "Sixty-Day Average Closing Price" (as defined in Section 4(c)) or "Change of Control Price" (as defined in Section 4(c)) is $25.00 or higher;

                  (ii) an additional thirty-two and one-half percent (32.5%) of the Phantom Shares (I.E., an additional 650,000 Phantom Shares) shall become Contingently Vested on the first date, no less than sixty (60) calendar days after the Effective Date, on which the Sixty-Day Average Closing Price or Change of Control Price is $30.00 or higher;

                  (iii) an additional thirty percent (30%) of the Phantom Shares (I.E., an additional 600,000 Phantom Shares) shall become Contingently Vested on the first date, no less than sixty (60) calendar days after the Effective Date, on which the Sixty-Day Average Closing Price or Change of Control Price is $34.00 or higher; and

                  (iv) the remaining twenty percent (20%) of the Phantom Shares (I.E., the remaining 400,000 Phantom Shares) shall become Contingently Vested on the first date, no less than sixty (60) calendar days after the Effective Date, on which the Sixty-Day Average Closing Price or Change of Control Price is $37.00 or higher.

            (c) CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "SIXTY-DAY AVERAGE CLOSING PRICE" of a security as of a specified date shall mean, if such security is publicly traded in the United States on a national securities exchange or national market system as of such date, then the average of the closing prices for such security, at the end of regular trading on the national security exchange or national market system on which such security is then principally traded in the United States, on each day on which regular trading of such security shall have occurred during the sixty
(60) calendar day period that ends with the specified date, and otherwise shall mean "Fair Market Value" (as defined in Section 4(c)(iii)) of such security as of such date;



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                  (ii) "CHANGE OF CONTROL PRICE" of a security shall mean, if such security is publicly traded on a national securities exchange or national market system in the United States immediately prior to the occurrence of a Change of Control, then the closing price for such security, at the end of regular trading on the national security exchange or national market system on which such security is principally traded in the United States, on the most recent day prior to the Change in Control on which regular trading of such security shall have occurred, and otherwise shall mean Fair Market Value of such security as of the occurrence of a Change of Control; and

                  (iii) "FAIR MARKET VALUE" shall mean (x) when used with respect to a security as of a specified date, the fair market value of such security on such date, assuming a market consisting of willing and amply-funded strategic buyers for all outstanding securities of the issuer and determined without discount for lack of liquidity, lack of control, minority status, contractual restrictions, or similar factors and (y) when used with respect to any other property, fair market value as of such date assuming a market consisting of willing and amply-funded buyers and without discount for lack of liquidity, contractual restrictions or similar factors.

            (d) FULL VESTING. Contingently Vested Phantom Shares that have not previously become fully vested, and no longer subject to any risk of forfeiture, ("FULLY VESTED") shall become Fully Vested as follows:

                  (i) If Executive remains employed with the Company through March 30, 2004, then all of the Phantom Shares that are Contingently Vested as of such date shall become Fully Vested on such date if and only if the Sixty-Day Average Closing Price equals or exceeds $12.50 as of such date.

                  (ii) If Executive's employment with the Company is terminated by the Company for Cause in accordance with this Agreement, no Phantom Shares shall become Fully Vested on or after the "Date of Termination" (as defined in Section 5(e)).

                  (iii) If Executive's employment with the Company is terminated Without Good Reason by Executive on or before the later of (x) March 30, 2004 and (y) the first anniversary of the last Change of Control that occurs on or before such date, then fifty percent (50%) of the Phantom Shares that are Contingently Vested as of the Date of Termination and that have not previously become Fully Vested shall become Fully Vested as of the later of the Date of Termination and the expiration of the fifteen (15) day period referred to in the second proviso to this Section 4(d)(iii); PROVIDED that such percentage shall be zero if the Date of Termination occurs on or before December 31, 2001 and the second proviso to this Section 4(d)(iii) does not apply; and PROVIDED FURTHER, that such percentage shall be seventy-five percent (75%) if the


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Company elects to extend the non-competition covenant set forth in Section 10(a)
through the first anniversary of the Date of Termination by notice given to Executive no later than fifteen (15) days after the date that Executive gives the Company notice, pursuant to Section 5(c), of the termination of his employment.

                  (iv) If, on or before the later of (x) March 30, 2004 and (y) the first anniversary of the last Change of Control that occurs on or before such date, Executive's employment with the Company is terminated by the Company Without Cause, by Executive with Good Reason in accordance with this Agreement, by either Party for Disability in accordance with this Agreement, or by reason of Executive's death (any of such terminations being an "INVOLUNTARY TERMINATION OF EMPLOYMENT"), then all of the Phantom Shares that are Contingently Vested as of the Date of Termination shall become Fully Vested as of such date.

                  (v) If Executive's employment with the Company is terminated Without Cause by the Company, or with Good Reason by Executive in accordance with this Agreement, on or before the later of (x) March 30, 2004 and (y) the first anniversary of the last Change of Control that occurs on or before such date, then all of the Phantom Shares that become Contingently Vested on or before the thirtieth (30th) day following the Date of Termination, but have not yet become Fully Vested as of such thirtieth (30th) day, shall become Fully Vested as of such thirtieth (30th) day.

                  (vi) Notwithstanding anything to the contrary in Section 4(d)(i), Section 4(d)(v) or Section 4(d)(vii), if a Change of Control occurs on or before March 30, 2004 and while Executive remains employed with the Company, then 250,000 of any Phantom Shares that become Contingently Vested upon such Change of Control pursuant to Section 4(b)(ii) through Section 4(b)(iv) shall become Fully Vested if and only if Executive remains employed with the Company through the earliest of (x) the first anniversary of such Change of Control, (y) the occurrence of the next succeeding Change of Control and (z) the occurrence of an Involuntary Termination of Employment.

                  (vii) If (A) a Potential Change of Control occurs before, or within ninety (90) days following, any Involuntary Termination of Employment and
(B) a Change of Control that is not wholly unrelated to such Potential Change of Control occurs within two hundred and seventy (270) days after such Potential Change of Control, then (C) all of the Phantom Shares that are or become Contingently Vested as of the date of the first Change of Control described in clause (B) of this Section 4(d)(vii) shall become Fully Vested as of the date of such Change of Control. For purposes of this Agreement, a "POTENTIAL CHANGE OF CONTROL" shall be deemed to have occurred if (m) any "Person" (as defined in Section (7)(a)(ii)) commences a tender offer for securities representing at least thirty percent (30%) of the Company's "Voting Securities" (as defined in Section 7(a)(ii)); (n) the Company or any affiliate


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thereof or any Starwood Entity enters into an agreement the consummation of which would constitute a Change of Control; (o) proxies for the election of members of the Board are solicited by anyone other than the Company; or (p) any other event occurs that the Board deems to be a Potential Change of Control.

                  (viii) If Executive remains employed with the Company through the first anniversary of any Change of Control that occurs on or before March 30, 2004, then all of the Phantom Shares that are Contingently Vested as of such first anniversary shall become Fully Vested as of such anniversary.

Notwithstanding the foregoing provisions of this Section 4(d), the first 18,750 of the Phantom Shares that become Contingently Vested shall not become Fully Vested until such Phantom Shares have become Fully Vested not only pursuant to the foregoing provisions of this Section 4(d) but also pursuant to the provisions of the Reimbursement Agreement, dated as of June 14, 2001, by and between the Company, SOFI IV Management LLC, Starwood Mezzanine Holdings LP, Starwood Capital Group and the Executive, as such Agreement may from time to time be amended in accordance with its terms.

            (e) FORFEITURE. Any Phantom Share that has not become, and no longer can become, Fully Vested pursuant to Section 4(d) shall immediately be forfeited. Accordingly, unless Section 4(d)(vii) or the last sentence of Section 4(d) applies, any Phantom Share that does not become Fully Vested on or before the later of (i) March 30, 2004 and (ii) the first anniversary of the last Change in Control that occurs on or before such date shall be forfeited

            (f) SETTLEMENT. Phantom Shares that are Fully Vested shall be settled by the Company no later than seven (7) days following the date on which they become Fully Vested. Such settlement shall be made (I) by delivering to Executive any cash that is then represented by such Phantom Shares, together with nine percent (9%) interest thereon compounded daily through the date of delivery from the date that such Phantom Shares first represented such cash,
(II) at the election of the Board or the Compensation Committee, by delivering to Executive any securities then represented by such Phantom Shares that, as of the date of delivery, are (x) fully registered or otherwise qualified, for sale and resale, under all applicable Federal, state and other securities laws (E.G., with respect to Federal securities laws, registered on an SEC Form S-3 or equivalent) and (y) fully listed or otherwise qualified for trading in the United States on a national securities exchange or national market system; or
(iii) delivering to Executive in cash an amount equal to the Fair Market Value, as of the date of delivery, (x) of any securities then represented by such Phantom Shares that are not delivered to Executive pursuant to the preceding clause (ii) and (y) of any other property that is then represented by such Phantom Shares. Executive may defer the settlement of Fully Vested


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Phantom Shares pursuant to the first two sentences of this Section 4(f) by delivering an election in writing to the Company, not later than six months prior to the otherwise applicable settlement date and in accordance with such reasonable procedures as the Company may reasonably establish, on notice to Executive, so as to ensure that the deferral is effective for income tax purposes, that (A) specifies the number or percentage of the Phantom Shares, Contingently Vested Phantom Shares, and/or Fully Vested Phantom Shares, whose settlement is to be deferred, (B) describes the date on which the deferred settlement is to take place, and (C) contains such other information as the Company may reasonably require.

            (g) ADJUSTMENTS. In the event of any recapitalization, reorganization, merger, consolidation, combination, exchange of securities, stock split, spin-off, split-up, liquidation, dissolution or other comparable transaction or event, or any distribution in respect of securities other than an ordinary course cash dividend, then (i) the dollar figures set forth in Sections 4(b) and 4(d), and the securities, cash and other property represented by each Phantom Share, shall promptly be adjusted to the extent appropriate to avoid dilution or enlargement of the economic opportunity and value represented by the Phantom Shares, (ii) the dollar figure specified in Section 7(b)(i)(A)(y) shall promptly be adjusted to the extent appropriate to avoid dilution or enlargement of the economic opportunity and value represented by the payments specified in
Section 7(b), (iii) the number and type of securities specified in Section 15 shall promptly be adjusted to the extent appropriate and (iv) the number of Phantom Shares specified in the last sentence of Section 4(d) shall be appropriately adjusted. If any transaction or event occurs that may require an adjustment pursuant to this Section 4(g), the Company shall promptly deliver to Executive a notice that (A) describes in reasonable detail (x) the substance of such transaction or event and (y) the method by which the required adjustment (if any) was calculated or otherwise determined (or the reasons why no adjustment was required) and (B) specifies the adjustment (if any) made.

            (h) DIVIDEND EQUIVALENTS. On the date of each payment of any ordinary-course dividend on any shares or other securities that are then represented by Phantom Shares that (i) are either Contingently Vested or Fully Vested and (ii) have neither been forfeited pursuant to Section 4(e) nor settled pursuant to Section 4(f), the Company shall pay to Executive an amount equal to the aggregate ordinary-course dividends to which the holder of the shares or other securities that are represented by such Phantom Shares would have been entitled if such shares or other securities had actually been issued and outstanding as of the record date for such dividend.

         5. TERMINATION OF EMPLOYMENT.

            (a) DEATH OR DISABILITY. Executive's employment with the Company shall terminate automatically upon Executive's death. Either Party shall be entitled to terminate


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Executive's employment with the Company in the event of Executive's Disability.
"DISABILITY" shall mean that Executive shall have been unable, as determined by an "Approved Physician" (as defined below), for a period of not less than (x) 120 consecutive days, or (y) 180 days within any 12 month period, to perform his duties for the Company, as a result of physical or mental illness, injury or impairment. A termination of Executive's employment by either Party for Disability shall be communicated to the other Party by written notice, and shall be effective on the 30th day after receipt of such notice by the other Party (such 30th day being the "DISABILITY EFFECTIVE DATE"), unless Executive returns to full-time performance of his duties for the Company before the Disability Effective Date. For purposes of this Agreement, "APPROVED PHYSICIAN" shall mean an independent medical doctor selected by the Parties; PROVIDED that if the Parties cannot promptly agree on such a doctor, each Party shall promptly select an independent medical doctor and the two medical doctors thus selected shall promptly select a third independent medical doctor who shall be the "Approved Physician".

            (b) BY THE COMPANY.

                  (i) The Company may terminate Executive's employment with the Company for Cause or Without Cause. "CAUSE" shall mean (x) Executive is convicted of, or pleads guilty or NOLO CONTENDERE to, any felony, (y) Executive knowingly engages in misconduct that constitutes a willful gross breach of this Agreement, or in other willful gross misconduct, and in either case such misconduct results in material and demonstrable damage to the business or reputation of the Company, or (z) willful and complete abandonment by Executive of his duties for the Company; PROVIDED, HOWEVER, that no act or failure to act shall be considered "knowing" for purposes of this Agreement unless it is done, or omitted to be done, without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company; and PROVIDED, FURTHER, that no abandonment shall constitute Cause under clause (z) unless Executive shall have failed to fully cure such abandonment no later than ten
(10) days after receiving written notice from the Board requesting full cure.

                  (ii) A termination of Executive's employment for Cause may only be effected in accordance with the following procedures. The Board shall give Executive written notice ("NOTICE OF POTENTIAL TERMINATION FOR CAUSE") of its intention to terminate Executive's employment for Cause, setting forth in reasonable detail the specific circumstances that it considers constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of a special meeting of the Board called and held specifically for the purpose of considering Executive's termination for Cause. Such special meeting shall take place not less than ten (10), and not more than twenty (20), days after Executive receives the Notice of Potential Termination for Cause. At such special meeting, Executive shall be given an opportunity, together with his counsel, to demonstrate to the Board that Cause does not exist (including, in the case of clause (z) of Section 5(b)(i), an opportunity to


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demonstrate that Executive has fully cured the abandonment that would otherwise constitute Cause). A termination of Executive's employment with the Company for Cause shall be effective when and if a resolution is duly adopted at such special meeting of the Board, by the affirmative vote of three quarters (3/4) of the members of the Board other than Executive, terminating Executive's employment for Cause, subject to DE NOVO review of the question whether Cause existed through arbitration in accordance with Section 12 (PROVIDED, for avoidance of doubt, that if Cause is determined through such arbitration not to have existed, the termination of Executive's employment shall not be reversed and shall instead be treated as a termination "Without Cause" as such term is defined in Section 5(b)(iii)).

                  (iii) A termination of Executive's employment by the Company "WITHOUT CAUSE" (that is, neither for Cause nor for Disability, in each case as determined in accordance with this Agreement, and not by notice of non-extension in accordance with Section 1) shall be effected by the Company giving Executive prior written notice of the termination, which notice shall specify the Date of Termination. Termination of Executive's employment in accordance with this
Section 5(b)(iii). A termination of Executive's employment Without Cause by the Company shall not constitute a breach of this Agreement.

            (c) BY EXECUTIVE.

                  (i) Executive may terminate his employment with the Company with Good Reason or Without Good Reason. "GOOD REASON" shall mean the occurrence of any of the following events without, in the case of clauses (B) through (G) only, full cure by the Company no later than ten (10) days after receiving notice from Executive requesting cure:

                        (A) failure by the Company, the Board, and/or the holders of the Company's "Voting Securities" (as defined in Section 7(a)(ii)) to maintain Executive as the Chief Executive Officer of the Company and as a member of, and Chairman of, the Board;

                        (B) the assignment to Executive of any duty or responsibility that is inconsistent in any respect with those customarily associated with the positions to be held by Executive pursuant to this Agreement; or any material diminution in Executive's positions, authorities, duties or responsibilities;

                        (C) any requirement that Executive's services for the Company be rendered primarily at a location or locations other than the principal executive offices of the Company in the Borough of Manhattan;

                        (D) failure of any successor to all or substantially all of the assets or business of the Company to promptly assume in writing all of the obligations of the Company under this Agreement;

                        (E) any person is appointed by, or at the direction of, the Board or any committee thereof to be a senior executive of the Company without prior notice to Executive or over his objection; PROVIDED that it shall neither be "Good Reason", nor constitute a breach of this Agreement, if the Board by a vote of a majority its members directs Executive to terminate the employment of another executive of the Company or itself acts directly to do so;

                        (F) any failure by the Compensation Committee to establish (in consultation with Executive) target performance levels, and a formula for determining awards for performance above and below target levels, for any fiscal year as provided in Section 3(b) prior to July 15, 2001 (in the case of fiscal year 2001) or the sixtieth (60th) day of such fiscal year (in the case of any other fiscal year);

                        (G) any other material breach of this Agreement by the Company; or

                        (H) any election by Executive, on at least ten (10) days' notice to the Company, to terminate his employment with the Company at any time during the ninety (90) day period that commences on the first anniversary of any Change of Control.

                  (ii) A termination of his employment with the Company by Executive with Good Reason shall be effected by his giving the Company prior written notice of the termination setting forth in reasonable detail the circumstances (including expiration of any applicable cure period without full cure) that constitute Good Reason and the specific provision or provisions of this Agreement on which Executive relies and specifying the Date of Termination ("NOTICE OF TERMINATION FOR GOOD REASON"). For avoidance of doubt, a termination of his employment with the Company by Executive shall be treated as with Good Reason only if Good Reason in fact existed, and otherwise shall be treated as a termination Without Good Reason.

                  (iii) A termination of his employment with the Company by Executive "WITHOUT GOOD REASON" (that is, neither with Good Reason nor for Disability, in each case determined in accordance with this Agreement, and not by notice of non-extension in accordance with Section 1) shall be effected by his giving the Company prior written notice, no less than thirty (30) days before the Date of Termination, specifying the Date of Termination.

Termination of Executive's employment in accordance with this Section 5(c)(iii) shall not constitute a breach of this Agreement.

            (d) NO WAIVER. The failure to set forth any fact or circumstance in a Notice of Potential Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the Party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under, or in connection with, this Agreement.

            (e) DATE OF TERMINATION. "DATE OF TERMINATION" means the date of Executive's death, the Disability Effective Date, the date on which the termination of Executive's employment with the Company by the Company for Cause or Without Cause or by Executive with Good Reason or Without Good Reason is effective, or the date, if different, on which Executive's employment with the Company terminates pursuant to the provisions of Section 1.

         6. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

            (a) DEATH. In the event that Executive's employment hereunder is terminated by Executive's death, then:

                  (i) the Company shall, within seven (7) days following the date of his death, pay to Executive's designated beneficiary or beneficiaries (or, if there is no such beneficiary, to Executive's estate or legal representative) a lump-sum amount of $2,000,000; and

                  (ii) the Company shall continue to provide Executive's spouse and eligible dependents, at its expense, with the medical benefits and insurance coverages (including, without limitation, dental, vision, prescription drug and hospital benefits and coverages) then provided generally to spouses and eligible dependents of senior executives of the Company through the earlier of the first anniversary of the date of his death and the date that Executive's spouse and eligible dependents receive equivalent coverages and benefits under any plans, programs and/or arrangements of another entity. Benefits provided pursuant to this Section 6(a)(ii) shall be included as part of any required COBRA coverage.

            (b) DISABILITY. In the event that Executive's employment hereunder is terminated for Disability in accordance with this Agreement, then:

                  (i) the Company shall, within seven (7) days following the Date of Termination, pay to Executive a lump-sum amount of $2,000,000; and

                  (ii) the Company shall continue to provide Executive and his spouse and eligible dependents, at its expense, with the medical benefits and insurance coverages (including, without limitation, dental, vision, prescription drug and hospital benefits and insurance coverages) then provided generally to senior executives of the Company and their spouses and eligible dependents through the earlier of the first anniversary of the Disability Effective Date and the date that Executive's spouse and eligible dependents receive equivalent coverages and benefits under any plans, programs and/or arrangements of another entity. Benefits provided pursuant to this Section 6(b)(ii) shall be included as part of any required COBRA coverage.

            (c) WITHOUT CAUSE BY THE COMPANY OR WITH GOOD REASON BY EXECUTIVE. In the event that Executive's employment hereunder is terminated (x) Without Cause by the Company or (y) with Good Reason by Executive in accordance with this Agreement, then:

                  (i) the Company shall, within seven (7) days following the Date of Termination, pay Executive a lump-sum amount of (A) $2,000,000 in the case of a termination Without Cause or with Good Reason pursuant to Section 5(c)(i)(H) and (B) $5,000,000 in the case of a termination with Good Reason other than pursuant to Section 5(c)(i)(H); and

                  (ii) the Company shall continue to provide Executive, his spouse and his eligible dependents, at its expense, with the medical benefits and insurance coverages (including, without limitation, dental, vision, prescription drug and hospital benefits and insurance coverages) then provided generally to senior executives of the Company and their spouses and eligible dependents, through the earlier of the first anniversary of the Date of Termination and the date that Executive, his spouse, and his dependents receive equivalent coverages and benefits under any plans, programs and/or arrangements of a subsequent employer. Benefits provided pursuant to this Section 6(c)(ii) shall be included as part of any required COBRA coverage.

         Except as otherwise provided in this Agreement, if Executive's employment is terminated by the Company Without Cause or by Executive with Good Reason neither Executive nor the Company shall have any further rights or obligations under this Agreement other than those provided for in this Section 6.

            (d) FOR CAUSE BY THE COMPANY OR WITHOUT GOOD REASON BY EXECUTIVE OR BY EXPIRATION OF THE TERM. In the event that Executive's employment hereunder is terminated (x) by the Company for Cause in accordance with this Agreement, (y) by Executive Without Good Reason or (z) by expiration of the Term pursuant to a notice of non-extension in accordance with Section 1, then Executive shall be entitled solely to the benefits described in

Section 6(e) below, except that in the event of a termination that is described in clause (z) of this sentence, Executive shall, in addition, be entitled to an amount, in lieu of any annual incentive award for the fiscal year in which his employment hereunder terminates, determined and paid in accordance with Section 3(b) as if his employment hereunder had continued through the end of such year, and based (for avoidance of doubt) solely on the aggregate Base Salary actually earned for such year.

            (e) MISCELLANEOUS. On any termination of Executive's employment with the Company, he (or his beneficiaries, legal representatives or estate, as the case may be) shall be entitled to:

                  (i) Base Salary through the Date of Termination;

                  (ii) the balance of any annual, long-term, or other incentive award earned but not yet paid (including, without limitation, amounts (if any) due under Section 3(b));

                  (iii) other or additional benefits in accordance with applicable plans, programs and arrangements of the Company and its affiliates (including, without limitation, under Sections 3(d), 3(e), 4, 7, 11, 12 and 16(g), under any stock option grant or agreement and under the agreements referred to in Section 3(b) of the Old Agreement); and

                  (iv) payment, promptly when due, of all amounts owed to Executive in connection with the termination or otherwise, such payments to be made by wire transfer of same day funds to the extent reasonably requested by Executive.

            (f) GENERAL RELEASE. The Company's obligation to make any payment pursuant to Section 6(c)(i) shall be contingent upon, and is the consideration for, Executive delivering to the Company, within thirty (30) days following the Date of Termination, a general release (the "RELEASE"), in customary form, releasing the Company, its affiliates and all current and former members, officers and employees of the Company (collectively, the "RELEASEES") from any claims relating to his employment hereunder, other than claims relating to continuing obligations under, or preserved by, (x) this Agreement or (y) any compensation or benefit plan, program or arrangement in which Executive was participating as of the Date of Termination (including, without limitation, any stock option grant or agreement and the agreements referred to in Section 3(b) of the Old Agreement); SUBJECT TO no Releasee initiating or maintaining any proceeding or claim against Executive or any of his heirs, beneficiaries or legal representatives or against his estate, other than proceedings and claims relating solely to enforcing Executive's continuing obligations under this Agreement or under any of the agreements, plans, programs and arrangements referred to in clause (y) of this Section 6(f).

            (g) OTHER OBLIGATIONS. The respective obligations of the Parties under Sections 4 through 16 shall survive any termination of Executive's employment.

            (h) NO OFFSET, ETC. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or any Releasee may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether Executive obtains other employment or receives benefits or compensation in connection therewith, other than as expressly provided in Sections 6(a)(ii), 6(b)(ii) and 6(c)(ii). Amounts due under this Section 6 are considered to be reasonable by the Company and are not in the nature of a penalty. The payments and benefits provided for in this
Section 6 are intended to constitute both liquidated damages and, in the case of the payment described in Section 6(c)(i),consideration for the general release described in this Section 6(f).

         7. CHANGE OF CONTROL.

            (a) CHANGE OF CONTROL. For purposes of this Agreement, a "CHANGE OF CONTROL" shall be deemed to have taken place if:

                  (i) individuals who, as of June 1, 2001, are members of the Board (the "INCUMBENT DIRECTORS") cease for any reason to constitute at least a majority of the members of the Board, PROVIDED that (x) any individual becoming a member of the Board subsequent to June 1, 2001 whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without prior written objection to such nomination) shall be deemed to be an Incumbent Director; (y) no individual initially elected or nominated as a member of the Board as a result of an actual or threatened election contest with respect to members of the Board or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director, EXCEPT that this clause (y) shall not apply (i) to any individual who has been designated by any of the Starwood Entities to succeed to any of the four Board seats occupied as of June 1, 2001 by Mssrs. Dishner, Grose, Kleeman and Sternlicht or (ii) to any other individual who is proposed or nominated by any Starwood Entity, and approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without prior written objection to such nomination), if after such individual's election or appointment, a majority of all members of the Board are clearly and demonstrably independent of, and not affiliated with, any of the Starwood

Entities; and (z) any individual who becomes a director in accordance with clause (y)(i) or (y)(ii) shall be deemed to be an Incumbent Director;

                  (ii) any "PERSON" (as such term is used as of the Effective Date in Section 13(d) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") but excluding any individual or entity to the extent provided pursuant to clauses (A) through (C) of this Section 7(a)(ii)) is or becomes a "BENEFICIAL OWNER" (as defined as of the Effective Date in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50% or more of the Company's "Voting Securities" (measured either by value or by voting power); PROVIDED that, for purposes of this Agreement, "VOTING SECURITIES" shall mean outstanding securities eligible (after giving effect to Section 160(c) of the General Corporation Law of Delaware and any similar or successor provision governing "treasury shares") to vote for the election of members of the board of directors, or corresponding governing person or body, of the issuer of such securities; and PROVIDED, FURTHER, that the following individuals and entities shall be excluded pursuant to the first parenthetical of this Section 7(a)(ii):

                        (A) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity of which the Company is the Beneficial Owner of more than fifty percent (50%) of the Voting Securities (measured both by value and by voting power) (a "SUBSIDIARY");

                        (B) any Starwood Entity; and

                        (C) any individual or entity, other than a Starwood Entity, that becomes the Beneficial Owner, directly or indirectly, of Voting Securities of the Company by acquisition from a Starwood Entity, but only with respect to Voting Securities that are acquired directly from a Starwood Entity, and only for so long as a majority of the members of the Board are clearly and demonstrably independent of, and not affiliated with, any Person that includes any such individual or entity.

                  (iii) (x) the Company combines with another entity and is the surviving entity, or (y) all or substantially all of the business or assets of the Company is disposed of pursuant to a sale, merger, consolidation or other transaction or series of transactions, UNLESS the holders of Voting Securities of the Company immediately prior to such combination, sale, merger, consolidation or other transaction or series of transactions (each a "TRIGGERING EVENT") immediately after such Triggering Event own, directly or indirectly, by reason of their ownership of Voting Securities of the Company immediately prior to such Triggering Event, more than fifty percent (50%) of the Voting Securities (measured both by value and by voting power) of: (q) in the case of a combination in which the Company is the surviving entity, the surviving entity and (r) in any other case, the entity
(if any) that succeeds to substantially all of the business and assets of the Company;

                  (iv) the holders of Voting Securities of the Company approve a plan of complete liquidation or dissolution of the Company;

                  (v) neither Common Stock of the Company, nor securities into which Common Stock of the Company may by existing contractual right be converted without payment of consideration, or for which Common Stock of the Company may by existing contractual right be exchanged without payment of consideration, are listed for trading on a national securities exchange or national market system in the United States; or

                  (vi) any other transaction or event occurs that is, or has been, designated by the Board as a Change of Control.

            (b) CHANGE OF CONTROL RETENTION PAYMENT. If Executive remains employed with the Company through the first anniversary of any Change of Control that occurs on or before March 30, 2004, or if an Involuntary Termination of Employment occurs in connection with or following such a Change of Control but on or before the first anniversary of such Change of Control (the earlier of (x) such first anniversary and (y) the later of (A) the date of such Involuntary Termination of Employment and (B) the date of such Change of Control being the "RETENTION PAYMENT VESTING DATE"), then the following provisions shall apply:

                  (i) If none of the Phantom Shares shall have become Contingently Vested on or before the date of such Change of Control pursuant to
Section 4(b), the Company shall pay Executive, within seven (7) days following the Retention Payment Vesting Date, an amount equal to the product of (A) the excess, if any, of (x) the Change of Control Price for such Change of Control over (y) $19.69, multiplied by (B) 2,000,000;

                  (ii) If only 17.5 percent (17.5%) of the Phantom Shares shall have become Contingently Vested on or before the date of such Change of Control pursuant to Section 4(b), the Company shall pay Executive, within seven (7) days following the Retention Payment Vesting Date, one half (1/2) of the amount specified in Section 7(b)(i); and

                  (iii) If more than 17.5 percent (17.5%) of the Phantom Shares shall have become Contingently Vested on or before the date of such Change of Control pursuant to Section 4(b), no payment shall be due to Executive pursuant to this Section 7(b).

            (c) ADDITIONAL PAYMENTS BY THE COMPANY.

                  (i) If it is determined (as hereafter provided) that any payment, benefit or distribution that relates to Executive's employment with the Company or any termination of such employment, or that is made by the Company (or any of its affiliates) to or for the benefit of Executive (or any of his successors, assigns, beneficiaries or family members), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "PAYMENT"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor provision thereto) or to any similar tax imposed by foreign, state or local law, or any interest or penalties with respect to such excise or similar tax (such tax or taxes, together with any such interest and penalties, hereinafter being collectively referred to as the "EXCISE TAX"), then Executive shall be entitled to receive, prior to the time any such Excise Tax is paid through withholding (pursuant to Section 8 or otherwise) or is due to be paid by Executive, an additional payment or payments (a "GROSS-UP PAYMENT") in an amount such that, after payment by Executive of all income, excise, employment and other taxes (including any interest or penalties imposed with respect to such taxes and taking into account any loss of deductions attributable to any Gross-Up Payment) imposed by any jurisdiction upon or by reason of any Gross-Up Payment (assuming in each case application of the highest applicable marginal tax rates), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon or by reason of the Payments.

                  (ii) Subject to the provisions of this Section 7(c), all determinations required to be made under this Section 7(c), including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall initially be made by a "Big Five" firm of certified public accountants (the "ACCOUNTING FIRM") selected by the Company reasonably and in good faith, which Accounting Firm may be the Company's regular outside auditors. The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive (x) within thirty (30) days after the date of the transaction or event giving rise to a possible Excise Tax liability and (y) at any other time or times as may be requested by the Company or Executive. The Company shall pay any required Gross-Up Payment to Executive no later than five (5) days prior to the date that the corresponding Excise Tax is paid or due to be paid. Any withholding of amounts in respect of Excise Tax, pursuant to Section 8 or otherwise, shall be deemed to be a payment of Excise Tax for purposes of this Section 7(c). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his foreign,

Federal, state and local income and other tax returns. If the Accounting Firm determines that an Excise Tax is payable by Executive, it shall, at the same time it makes such determination, furnish Executive with a written opinion that he has substantial authority not to report Excise Tax in excess of the amount so determined on his foreign, Federal, state and local income and other tax returns. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable foreign, state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that one or more Gross-Up Payments will not have been made by the Company that should have been made (an "UNDERPAYMENT"). In the event that Executive believes that an Underpayment has occurred, Executive shall so notify the Company, which shall then promptly direct the Accounting Firm to determine the amount of the Underpayment (if any) that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible, subject to DE NOVO review of such determination and calculations, at Executive's election, through arbitration in accordance with Section 12 below. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within seven (7) days after receipt of such determination and calculations.

                  (iii) The Company and Executive shall (at the Company's sole expense) each provide the Accounting Firm access to, and copies of, any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate reasonably and in good faith with the Accounting Firm in connection with the preparation and issuance of the determinations and opinions contemplated by
Section 7(c)(ii).

                  (iv) The foreign, Federal, state and local income and other tax returns filed by Executive shall be prepared and filed on a basis consistent with the written opinions of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive shall, upon receipt from the Company of the full Gross-Up Payment relating thereto, make proper payment of the amount of any Excise Tax, and shall at the request of the Company, provide to the Company true and correct copies (with any amendments) of any Federal income tax return reflecting any Excise Tax as filed with the Internal Revenue Service and of corresponding foreign, state and local tax returns, if relevant, as filed with the applicable taxing authorities, together with such other documents evidencing any Excise Tax payment to any taxing authority as the Company may reasonably request. If prior to the earlier of (x) the payment to a tax authority of any Excise Tax to which a Gross-Up Payment previously paid to Executive relates and
(y) the filing by Executive of any Federal income tax return, or corresponding foreign, state or local tax return, reflecting any Excise Tax to which a Gross-Up Payment previously paid to Executive relates, the Accounting Firm determines that the amount of such Gross-Up Payment should be reduced and delivers to Executive a reasoned written opinion to that effect, Executive shall within ten (10) days thereafter pay to the Company the amount of such reduction on an after-tax basis.

                  (v) All fees and expenses of the Accounting Firm, and all legal, accounting, copying and other fees and expenses reasonably incurred by Executive, in connection with any Excise Tax, any Gross-Up Payment, or any determination or calculation contemplated by Section 7(c)(ii) or 7(c)(iv) shall be paid by the Company, with payments of fees and expenses reasonably incurred by Executive being paid on a fully grossed-up after-tax basis. To the extent that any fees or expenses are initially advanced by Executive, the Company shall reimburse Executive, on a fully grossed-up after-tax basis, for the full amount of such fees and expenses within seven (7) days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

                  (vi) Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other tax authority, with respect to an Excise Tax or otherwise, that, if successful, would require the payment by the Company of a Gross-Up Payment not previously paid. Such notification shall be given as promptly as practicable but no later than seven (7) days after Executive actually receives notice of such claim and Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive shall not pay such claim prior to the earlier of (x) the expiration of the thirty (30) day period following the date on which he gives such notice to the Company and (y) the date that any payment or amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                        (A) provide the Company (at the Company's sole expense) with copies of any written records or documents in his possession relating to such claim that the Company reasonably requests;

                        (B) take such action (at the Company's sole expense) in connection with contesting such claim as the Company shall reasonably request from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                        (C) cooperate with the Company reasonably and in good faith (at the Company's sole expense) in order effectively to contest such claim; and

                              (D) permit the Company to participate (at the Company's sole expense) in any proceedings relating to such claim; PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including attorneys' and accountants' fees, interest and penalties) incurred by the Company or Executive in connection with such claim and shall indemnify and hold harmless Executive, on a fully grossed-up after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed in connection with such claim or in connection with any payment of fees, costs or expenses, or any provision of services, pursuant to this Section 7(c). Subject to the provisions of this Section 7(c), the Company may control the defense and/or prosecution of any claim described in the first sentence of this Section 7(c)(vi) and, in its reasonable good-faith discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, in its reasonable good-faith discretion, either direct Executive to pay the amounts claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest (at the Company's sole expense) to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may reasonably determine;

PROVIDED, HOWEVER, that if the Company directs Executive to pay any Excise Tax or other amounts claimed and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on a fully grossed-up after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and PROVIDED FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for a tax year of Executive with respect to which any claim or claims described in the first sentence of this Section 7(c)(vi) is made shall, unless Executive otherwise consents, be limited solely to such claim or claims. Furthermore, the Company's control of any such contested claim shall be limited solely to issues directly relevant to the amount of any Excise Tax or Gross-Up Payment that would be payable hereunder and Executive shall be entitled, in his sole discretion, to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (vii) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(c)(vi), Executive receives any refund with respect to any Excise Tax previously paid with funds provided by the Company, Executive shall (subject to the Company's complying with all of the requirements of this Section 7(c)) promptly pay to the Company, on an after-tax basis, the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(c)(vi) in respect of a claim described in the first sentence of Section 7(c)(vi), a determination is made that Executive is not entitled to any refund with respect to such claim and, in the event that such determination is made by a tax authority or a court, the Company does not notify Executive in writing of its intent to contest such determination prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, on a dollar-for-dollar basis, the amount of Gross-Up Payment otherwise required to be paid pursuant to this Section 7(c). For purposes of this Agreement, "AFTER-TAX BASIS" shall each mean (x) when used in respect of a repayment by Executive, that the amount of any such repayment shall be limited to the net after-tax amount or benefit realized by Executive from receipt of any payment or benefit to which such repayment relates, after deducting therefrom all foreign, Federal, state and local taxes thereon and adding back any reduction in any such taxes attributable to any deduction on account of such repayment by Executive, assuming in each case application of the highest applicable marginal tax rates, and (y) when used in respect of a payment or benefit provided by the Company, that the amount of such payment or benefit shall be fully grossed up, assuming application of the highest applicable marginal tax rates, for all foreign, Federal, state and local taxes imposed on or by reason of (A) such payment or benefit or (B) any gross-up thereon.

         8. WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all Federal, state, local and foreign taxes that are required to be withheld by applicable law or regulation. -

         9. CONFIDENTIAL INFORMATION. Executive shall hold all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses that Executive obtains during his employment hereunder and that is not public knowledge (other than as a result of Executive's violation of this Section 9) ("CONFIDENTIAL INFORMATION") in strict confidence. Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive's employment with the Company, except (i) in the course of performing his duties for the Company or its affiliates, (ii) in confidence to any attorney, accountant or other professional for the purpose of securing professional advice, (iii) to the extent reasonably necessary to enforce his rights, (iv) with the prior written consent of the Company or (v) as otherwise required by law, regulation or legal process. If Executive is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any Confidential Information, Executive shall provide the Company, as promptly as the circumstances reasonably permit, with notice of such request or requirement and, unless a protective order or other appropriate relief is previously obtained, the Confidential Information subject to such request may be disclosed pursuant to and in accordance with the terms of such request or requirement, provided that Executive shall use his best reasonable efforts, at the Company's reasonable request and sole expense, to limit any such disclosure to the precise terms of such request or requirement.

         10. NON-COMPETITION. Executive acknowledges that the services to be rendered by him to the Company (which, as used in this Section 10, shall be deemed to include the Company and each of its Subsidiaries) are of a special and unique character. In consideration of his employment hereunder, Executive agrees, for the benefit of the Company, that he will not (other than in connection with performing his duties for the Company or its affiliates):

                  (a) during the Term and (PROVIDED that the Company shall not, after the Date of Termination, have remained in material breach of any of its material obligations to Executive, under this Agreement or otherwise, for more than ten (10) days after Executive shall have given the Company written notice requesting cure of such material breach) for twelve (12) months thereafter: (i) engage, directly or indirectly, whether as principal, agent, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (x) five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (y) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, within the United States of America, in any business that competes directly and materially with the business conducted by the Company as of the Date of Termination or (ii) solicit or entice, or attempt to solicit or entice, away from the Company, either for his own account or for any individual, firm or corporation, any person known by him to have been, at any time during the twelve (12) months prior to such solicitation, enticement or attempt, a borrower from, a lender to, or a direct and material participant in a substantial financial transaction with, the Company, or to have been actively solicited by the Company to become a borrower from, a lender to, or a direct and material participant in a substantial financial transaction with, the Company; PROVIDED, however, that the provisions of this Section 10(a)(ii) shall not apply to, and thus shall not be deemed to restrict, any solicitation, enticement or attempt made on behalf of a venture or business that does not compete directly and materially with the Company in investment activities relating to the real estate industry; and PROVIDED, further, that the restrictions set forth in this
Section 10(a) shall not apply after the Date of Termination if (x) Executive's employment with the Company is terminated by the Company Without Cause, or by Executive with Good Reason in accordance with this Agreement, AND the Company fails to pay Executive, within seven (7) days following the Date of Termination, a lump-sum amount that--when added to the amount paid to him under Section 6(c)(i) and disregarding any other amount paid to him--results in his receiving an aggregate lump-sum amount of $5,000,000 within seven (7) days following the Date of Termination or (y) Executive's employment with the Company is terminated by Executive Without Good Reason in accordance with this Agreement on or before the later of (A) March 30, 2000 and (B) the first anniversary of the last Change in Control that occurs on or before such date AND the Company shall have failed to timely make the election described in Section 4(d)(iii); or

            (b) during the Term and (PROVIDED that the Company shall not, after the Date of Termination, have remained in material breach of any of its material obligations to Executive, under this Agreement or otherwise, for more than ten
(10) days after Executive shall have given the Company written notice requesting cure of such material breach) for twelve (12) months thereafter: (i) solicit or entice, or attempt to solicit or entice, away from the Company any individual who is known by Executive to then be an officer or employee of the Company either for his own account or for any individual, firm or corporation, whether or not such individual would commit a breach of a contract of employment by reason of leaving the service of the Company or (ii) employ, directly or indirectly, any person who is known by Executive to have been, during the twelve
(12) months prior to employment by Executive, an officer, employee or sales representative of the Company.

         Executive understands that the provisions of this Section 10 may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (C) such provisions are not harmful to the general public, (D) such provisions are not unduly burdensome to Executive, and (E) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in such provisions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that Executive will not assert in any forum that such provisions prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

         11. INDEMNIFICATION.

            (a) The Company shall promptly indemnify and hold harmless Executive, to the fullest extent permitted by law and to the extent that he acted neither in deliberate bad faith nor in a manner that he believed to be opposed to the interests of the Company, against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees reasonably incurred, reasonable costs of investigation, judgments, fines, penalties, ERISA excise taxes, interest and amounts paid, or to be paid, in settlement) incurred by Executive in connection with any Proceeding or Claim.

            (b) The Company shall advance to Executive all costs and expenses (including, without limitation, attorneys' fees) incurred by him in connection with any Proceeding or Claim within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. Upon a request under this subsection (b), Executive shall be deemed to have met any standard of conduct required for indemnification of such costs and expenses unless the contrary shall be established by a court of competent jurisdiction or through arbitration in accordance with Section 12.

            (c) For the purposes of this Section 11, (I) the term "PROCEEDING" shall mean any action, suit or proceeding, whether civil, criminal, administrative, investigative or other, in which Executive is made, or is threatened to be made, a party or a witness by reason of the fact that he is or was an officer or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of, or on behalf of, the Company, whether or not the basis of such Proceeding arises out of or in connection with Executive's alleged action or omission in an official capacity, and (II) the term "CLAIM" shall mean any claim, demand, investigation, discovery request, or request for testimony or information that arises out of or relates to Executive's service as an officer, employer, agent or representative of the Company or service at the Company's request, or on the Company's behalf, as a director, officer, employee, agent, manager, consultant, advisor, or representative of any other entity.

            (d) The Company shall not settle any Proceeding or Claim in a manner that would impose on Executive any penalty or limitation without his prior written consent. Executive shall not settle any Proceeding or Claim in a manner that would impose any indemnification obligation on the Company pursuant to this
Section 11 without the prior written consent of the Company. Neither the Company nor Executive shall unreasonably delay or withhold its or his consent under this
Section 11(d) to any proposed settlement.

            (e) The indemnification, and right to advancement of expenses, provided in this Section 11 shall continue as to Executive even if he has ceased to serve in any of the capacities referred to in Section 11(c) and shall inure to the benefit of Executive's heirs, executors and administrators.

            (f) The indemnification provided in this Section 11 shall not extend to any claims or disputes arising between the Parties under, pursuant to, or with respect to, this Agreement or any agreement referred to in Section 3 above. In the event of any such claim or dispute, such claim or dispute shall be resolved in accordance with Section 12.

            (g) During the Term and for six years thereafter, the Company shall keep in place, or cause to be kept in place, a directors' and officers' liability insurance policy (or policies) providing coverage to Executive that is in no respect less favorable than the coverage then provided to any other present or former officer, director or trustee of the Company.

         12. ARBITRATION. Any claim or dispute arising out of or relating to this Agreement, any other agreement between Executive and the Company or any of its affiliates, Executive's employment with the Company or the termination thereof (collectively, "Covered Claims") shall be resolved by binding arbitration, to be held in the Borough of Manhattan, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association and this Section
12. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall promptly pay all costs and expenses (including without limitation attorneys' fees and other charges of counsel) incurred by Executive or his beneficiaries in resolving any such Covered Claim, subject to receiving a written undertaking from the recipient to repay any such reimbursed costs or expenses to the extent that it is finally determined that such recipient failed to substantially prevail with respect to such Covered Claim. Pending the resolution of any Covered Claim, Executive (and his beneficiaries) shall, consistent with Section 5(h) and except to the extent that the arbitrator(s) otherwise expressly provide, continue to receive all payments and benefits then due under this Agreement or otherwise.

         13. SUCCESSORS; BENEFICIARIES.

            (a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive; PROVIDED, HOWEVER, that any of Executive's rights to compensation hereunder may be transferred by will or by the laws of descent and distribution or as provided in
Section 13(d).

            (b) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs (in the case of Executive) and assigns.

            (c) No rights of the Company under this Agreement may be assigned or transferred by the Company, other than to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company that promptly and expressly agrees to assume and perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term "BOARD" shall include both the "Board" as defined in the first sentence of Section 2(a) and the board of directors, board of trustees, or analogous governing person or body of any successor to all or substantially all of the business or assets of the Company.

            (d) Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

            (e) Except to the extent otherwise provided in Sections 13(a) and 13(d), the rights and benefits of Executive under this Agreement may not be anticipated, assigned, alienated or subjected to attachment, garnishment, levy, execution or other legal or equitable process. Any attempt by Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge such rights or benefits, except as required by law or court order or as provided in Sections 13(a) and l3(d), shall be void. Payments hereunder shall not be considered assets of Executive in the event of insolvency or bankruptcy unless and until paid, or due to be paid, to Executive.

         14. REPRESENTATIONS.

            (a) The Company represents and warrants that (i) it is fully and specifically authorized, by action of the Board and/or the Compensation Committee and of any other person or body whose action is required, to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound; (iii) SFA is a predecessor of the Company that has, directly or indirectly, been merged into or consolidated with the Company; and (iv) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

            (b) Executive represents and warrants that, to the best of his knowledge and belief, (i) delivery and performance of this Agreement by him does not violate any applicable law, regulation, order, judgment or decree or any agreement to which he is a party or by which he is bound and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be the valid and binding obligation of Executive, enforceable against him in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         15. LIMITATION OF STOCK PURCHASES. Executive shall not, on or before the first day on which all Phantom Shares are either Fully Vested pursuant to
Section 4(d) or forfeited pursuant to Section 4(e), purchase more than 10,000 shares of the Company's Common Stock on any single day without the prior approval of the Chairman of the Compensation Committee.

         16. MISCELLANEOUS.

            (a) This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of New York, without reference to principles of conflict of laws. No provision of this Agreement may be amended or modified except by a written agreement that is executed by the Parties or their respective successors and legal representatives and that expressly refers to the provision(s) of this Agreement that are being amended or modified. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its affiliates, the provisions of this Agreement shall control unless Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

            (b) All notices, requests, consents and other communications under this Agreement shall be in writing and shall be given (i) by hand delivery or
(ii) by registered or certified mail, return receipt requested, postage prepaid, addressed as follows or (iii) by nationally recognized overnight courier, addressed as follows:

                           IF TO EXECUTIVE:
                           ---------------

                           Jay Sugarman
                           c/o iStar Financial Inc.
                           1114 Avenue of the Americas, 27th Floor
                           New York, NY 10036

                           with a copy to Executive at the address of his primary residence as it then appears in the records of the Company and a copy to:

                           Law Offices of Joseph E. Bachelder
                           780 Third Avenue, 29th Floor
                           New York, NY 10017
                           Attn:  Robert M. Sedgwick, Esq.

                           IF TO THE COMPANY:
                           -----------------

                           iStar Financial Inc.
                           1114 Avenue of the Americas, 27th Floor
                           New York, NY 10036
                           Attn:  General Counsel

                           with copy each to:

                           iStar Financial Inc.
                           1114 Avenue of the Americas, 27th Floor
                           New York, NY  10036
                           Attn:  Chairman, Compensation Committee of the
                                    Board of Directors

                           and

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, NY 10019-6064
                           Attn: Michael J. Segal, Esq.

or to such other address or addresses as either Party furnishes to the other in writing in accordance with this Section 16(b). Notices and other communications shall be effective when actually received by the addressee.

            (c) If any provision of this Agreement, including but not limited to
Section 10, or the application of any such provision to any person or circumstances shall be determined by any court or arbitrator of competent jurisdiction to be invalid or unenforceable to any extent, then (i) the remainder of this Agreement, and the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law and (ii) such court or arbitrator shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforced as so modified.

            (d) The captions and headings in this Agreement are not part of the provisions hereof and shall have no force or effect.

            (e) No waiver by any person or entity of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by (or on behalf of) the waiving person or entity and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

            (f) The Parties acknowledge that this Agreement supersedes any other agreement between them concerning the specific subject matter hereof (including, without limitation, the Old Agreement) except to the extent necessary to protect existing rights.

            (g) The Company shall, upon presentation of appropriate documentation, pay (or reimburse) all legal fees and expenses incurred by Executive in connection with the negotiation and/or preparation of this Agreement up to a maximum of $75,000.

                     [Rest of Page Intentionally Left Blank]

         This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be valid and binding for all purposes.

                  IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                          EXECUTIVE

                                          /s/ Jay Sugarman
                                          -------------------------------------
                                               Jay Sugarman

                                          iSTAR FINANCIAL INC.


                                          By: /s/ Spencer B. Haber
                                              ---------------------------------
                                              Name:  Spencer B. Haber
                                              Title: Executive Vice President
                                                     and Chief Executive Officer

                                                                   Exhibit A


                      NON-QUALIFIED SHARE OPTION AGREEMENT

            THIS AGREEMENT, entered into as of March 31, 2001, by and between Jay Sugarman (the "PARTICIPANT"), and IStar Financial Inc. (together with its successors and assigns, the "COMPANY").

                                   WITNESSETH:

            WHEREAS, the Company maintains the Starwood Financial Trust 1996 Long-Term Incentive Plan, as amended and restated as of March 13, 1998 and as subsequently amended effective as of September 29, 1998 (the "PLAN"), for the benefit of officers, key employees, consultants, advisors and directors of the Company and its subsidiaries; and

            WHEREAS, the Company has awarded the Participant a Non-Qualified Share Option Award;

            WHEREAS, the Non-Qualified Share Option Award is granted under the Plan, and will be administered in accordance with the terms of the Plan except to the extent otherwise expressly provided herein;

            NOW, THEREFORE, IT IS AGREED by and between the Company and the Participant as follows:

            1. AWARD AND PURCHASE PRICE. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted a non-qualified share option (this "OPTION") to purchase from the Company 750,000 shares of common stock of the Company of the class that is listed on the New York Stock Exchange as of April 1, 2001 (the "SHARES"). The price of each Share subject to this Option shall be $19.69. This Option is not intended to constitute an "incentive stock option" as that term is used in Code section 422.

            2. VESTING. Subject to Section 3, this Option shall become vested and exercisable as follows:


                  Number of Shares          Vesting Date
                  ----------------          ------------
                   250,000 Shares         January 2, 2002
                   250,000 Shares         January 2, 2003
                   250,000 Shares         January 2, 2004

if the Participant's employment with the Company has not terminated before such date; PROVIDED, however, that this Option shall vest and become immediately exercisable if the Participant's employment with the Company terminates by reason of death or "Disability" (as defined below), or if the Company terminates the Participant's employment with the Company

"Without Cause" (as defined below), or if the Participant terminates his employment with the Company with "Good Reason" (as defined below) and a new employment relationship is not established between the Participant and another iStar Entity immediately thereafter.

            3. EXPIRATION DATE. This Option shall expire on the earliest to occur of:

            (a) January 2, 2011;

            (b) if the Participant's employment with the Company terminates by reason of death, then the six-month anniversary of the date of termination;

            (c) if the Participant's employment with the Company terminates by reason of Disability, then the twelve-month anniversary of the date of termination;

            (d) if the Participant's employment with the Company is terminated by the Company other than due to death, for Disability, or for "Cause" (as defined below) or if the Participant terminates his employment with the Company for any reason or no reason and, in either case, a new employment relationship is not established between the Participant and another iStar Entity within 30 days after such termination, then the three-month anniversary of the date of termination; or

            (e) if the Participant's employment with the Company is terminated by the Company for Cause, then the date of termination.

            In the event that rights to purchase all or a portion of the Shares subject to this Option expire or are exercised, canceled, or forfeited, the Participant shall promptly return this Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Participant returns this Agreement. If the Participant continues to have rights to purchase Shares hereunder, the Company shall, within 10 days of the Participant's delivery of this Agreement to the Company, either mark this Agreement to indicate the extent to which this Option has expired or been exercised, canceled, forfeited or transferred, or issue to the Participant a substitute option agreement applicable to such rights, which agreement shall otherwise be identical to this Agreement in form and substance.

            4. DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

            (a) "CAUSE" shall mean "Cause" as defined in, and determined in accordance with, the Employment Agreement.

            (b) "DISABILITY" shall mean "Disability" as defined in, and determined in accordance with, the Employment Agreement.

            (c) "EMPLOYMENT AGREEMENT" shall mean the Employment Agreement made as of April 1, 2001 between the Company and the Participant, as from time to time amended in accordance with its terms, or any successor to such Employment Agreement then in effect.

            (d) "GOOD REASON" shall mean "Good Reason" as defined in, and determined in accordance with, the Employment Agreement.

            (e) "FAIR MARKET VALUE" shall mean "Fair Market Value" as defined in, and determined in accordance with, the Employment Agreement.

            (f) "ISTAR ENTITY" shall mean the Company and any entity controlled by, controlling or under common control with the Company.

            (g) Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

            5. METHOD OF OPTION EXERCISE. Any portion of this Option that is then exercisable may be exercised in whole or in part by delivering a written notice with the Secretary of the Company at its corporate headquarters, provided that the notice is delivered on or before the expiration date of this Option. Such notice shall specify the number of Shares which the Participant elects to purchase, and shall be accompanied by payment of the purchase price for such Shares indicated by the Participant's election. Payment may be made by cash (including personal check backed by sufficient funds, wire transfer and/or a cashless exercise through a broker) or, with the consent of the Administrator (which consent shall not be unreasonably withheld or delayed), in Shares that have a Fair Market Value equal to the purchase price, or in any combination of the foregoing. Promptly upon receipt by the Company of notice of the Participant's exercise of any portion of this Option and payment therefor, the Company shall issue to the Participant the number of Shares that the Participant has elected to purchase.

            6. TAX WITHHOLDING. Delivery of Shares purchased under this Agreement is subject to withholding of all applicable taxes. At the election of the Participant, and with the consent of the Administrator (which consent shall not be unreasonably withheld or delayed), such withholding obligations may be satisfied through the surrender of Shares which the Participant already owns or by authorizing the Company to withhold Shares being purchased under this Agreement; provided, however, that previously-owned Shares that have been held by the Participant less than six months and Shares being purchased under this Agreement may only be used to satisfy the minimum tax withholding required by applicable law.

            7. TRANSFERABILITY. This Option is not transferable except as designated by the Participant by will or by the laws of descent and distribution or, subject to such procedures as the Administrator may establish, to or for the benefit of members of the Participant's family.

Except to the extent permitted by the Administrator in the case of transfers to or for the benefit of members of the Participant's family, during the Participant's lifetime this Option shall be exercisable only by the Participant or the Participant's legal representative. Except as permitted by the foregoing, this Option may not be sold transferred, assigned, pledged, hypothecated, voluntarily encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any sale, transfer, assignment, pledge, hypothecation, voluntary encumbrance or other disposition of the Option not permitted by the foregoing shall be wholly null and void, and shall transfer no rights in the Option whatsoever to the purported transferee.

            8. THE PARTICIPANT'S REPRESENTATIONS. Subject to Section 13, the Participant hereby represents and covenants that (a) any Shares purchased upon exercise of this Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"), unless such Shares have been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if reasonably requested by the Company, the Participant shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable. As a further condition precedent to any exercise of this Option, and subject to
Section 13, the Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the Shares and, in connection therewith, shall execute any documents which the Company may reasonably request.

            9. NO CHANGE OF CONTROL. The Participant acknowledges and agrees that, since the Effective Date of the Plan and through and including the Grant Date, no Change of Control of the Company has occurred under the Plan.

            10. ADJUSTMENT OF OPTION. The number and/or type of securities that are subject to this Option, the purchase price thereof, and/or other terms of this Agreement, shall be promptly adjusted by the Administrator in the circumstances described in Section 6.6 of the Plan so as to neither diminish, nor enlarge, the rights and economic value represented by this Option and this Agreement. In the event of any adjustment pursuant to this Section 10, the Administrator shall promptly deliver to the Participant a notice (a) setting forth in reasonable detail (i) the transactions and/or events that lead to the adjustment and (ii) the method by which the adjustment was calculated or otherwise determined and (b) specifying the adjustment made.


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

            11. ADMINISTRATION. The authority to administer and interpret this Agreement shall be vested in the Administrator, and the Administrator shall have all the powers with respect to this Agreement as it has with respect to the Plan, subject in each case to DE NOVO review in accordance with Section 18 below.

            12. COMPLIANCE WITH APPLICABLE LAW. This Option is subject to the condition that (x) if the listing, registration or qualification of the Shares subject to this Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is reasonably necessary as a condition of, or in connection with, the purchase or delivery of Shares hereunder upon an exercise of this Option, and if (y) the third sentence of Section 13 does not apply to such exercise, then (z) this Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use its best reasonable efforts to promptly effect or obtain any such listing, registration, qualification, consent or approval.

            13. DELIVERY OF CERTIFICATES. Upon any exercise of this Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of Shares purchased against full payment therefor. Any Shares so delivered shall be fully registered, and/or qualified, for sale and resale under all applicable securities laws, and shall be listed for trading on a national securities exchange in the United States, or qualified for trading on a national market system in the United States, in each case to the extent that other securities then subject to being delivered pursuant to the Plan, or pursuant to agreements or awards under the Plan, are so registered, qualified or listed. In the event the Shares subject to this Option are neither listed for trading on a national securities market in the United States, nor qualified for trading on a national market system in the United States, at the time of any exercise of this Option pursuant to the first sentence of Section 5, then in lieu of (x) payment by the Participant of the purchase price in accordance with Section 5, (y) satisfaction of applicable tax withholding obligations in accordance with Section 6, and (z) delivery of certificate(s), in accordance with this Section 13, representing the Shares purchased, the Company shall pay the Participant a cash lump sum, less applicable tax withholding, in an amount equal to the product of (i) the number of Shares with respect to which the Option is being exercised multiplied by (ii) the excess of (A) the Fair Market Value per Share as of the date of exercise over (B) the per Share purchase price.

            14. OPTION CONFERS NO RIGHTS AS SHAREHOLDER. The Participant shall not be entitled to any privileges of ownership with respect to Shares subject to this Option unless and until such Shares are purchased and delivered upon an exercise of this Option and the Participant becomes a shareholder of record with respect to such delivered Shares; and the Participant shall not be considered a shareholder of the Company with respect to any such Shares not so purchased and delivered.

            15. OPTION CONFERS NO RIGHTS TO CONTINUED EMPLOYMENT. In no event shall the granting of this Option or its acceptance by the Participant give or be deemed to give the Participant any rights to continued employment by the Company or any affiliate of the Company.

            16. COORDINATION OF PLAN AND AGREEMENT. This Option is granted under the Plan. The terms of the Plan, a copy of which has been delivered to the Participant, are incorporated into and form a part of this Agreement, except to the extent that such terms are inconsistent with the rights of the Participant set forth in this Agreement. In the event of any inconsistency between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall control.

            17. AMENDMENT AND TERMINATION. The Board of Directors may at any time amend or terminate the Plan in accordance with the provisions thereof, which amendment or termination shall be applicable to the Participant and this Agreement, except to the extent adverse to the rights or interests of the Participant under this Agreement.

            18. DISPUTE RESOLUTION. Any controversy, dispute or claim arising out of or related to this Agreement shall be resolved by binding arbitration in accordance with the dispute resolution provisions of the Employment Agreement.

            19. WAIVER OF RESPONSIBILITY. The Participant understands that the Company has assumed no responsibility for advising the Participant as to the tax consequences to the Participant of the grant of this Option. The Participant should consult with his individual tax advisor concerning the applicability of Federal, state and local tax laws to this Option and to his personal tax circumstances.

            20. ADDITIONAL RESTRICTIONS ON TRANSFER.

            (a) RESTRICTIVE LEGEND. Unless Shares purchased under this Agreement are covered by an effective registration statement under the Securities Act, the certificates representing such Shares will bear the following legend, which legend shall be promptly removed upon reasonable request by the Participant:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE

DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS, WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

            (b) OPINION OF COUNSEL. The Participant may not sell, transfer or dispose of any Shares purchased pursuant to this Agreement (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer.

            21. THE COMPANY'S REPRESENTATIONS. The Company represents and warrants that (i) it is fully and specifically authorized, by action of its board of directors (the "BOARD") and/or the Compensation Committee of the Board, and of any other person or body whose action is required, to enter into, and carry out the terms of, this Agreement; (ii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is party or by which it is bound; and
(iii) upon the execution and delivery of this Agreement by the Company and the Participant, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

            22. DEFERRAL OF OPTION GAINS. The Participant shall have the right, by furnishing written notice to the Company at least six months prior to any exercise of this Option, to elect to defer any gains realized upon or in connection with such exercise. Any such deferral, including the manner of exercise of this Option in connection with such deferral, shall be made in such manner as may reasonably be required by the Company, including without limitation such requirements as may apply in order to defer such gains for Federal income tax purposes. At the time the Participant elects to defer such gains, such gains shall be deferred into any non-qualified deferral plan of the Company that accepts such deferrals on terms that satisfy the requirements of the preceding sentence and that are reasonably acceptable to the Participant. If no such plan is available, the Participant may make an irrevocable election to defer such gains into Share Units (with a "SHARE UNIT" representing a Share, including any dividends and other distributions that may be declared or made thereon during the period of the deferral). Amounts deferred under this Section 22 shall be paid out under the terms of the Participant's election to defer.


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

            23. NOTICES AND OTHER MISCELLANEOUS PROVISIONS. The provisions of Sections 16(a) through 16(e) of the Employment Agreement as in effect when this Agreement is executed shall apply to this Agreement as if fully set forth herein, with references to the "Executive" being deemed to be references to the Participant and with references to the "Parties" being deemed to be references to the Participant and the Company.

            24. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be valid and binding for all purposes.

                    [Rest of Page Intentionally Left Blank.]

            IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement, as of the date first above written.

                                    PARTICIPANT

                                    ____________________________________
                                        Jay Sugarman

                                    iSTAR FINANCIAL INC.

                                    By
                                       _________________________________
                                    Spencer B. Haber
                                    Executive Vice President - Finance and
                                    Chief Financial Officer






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